Conference Call Script
1st Quarter 2026 Results
Tuesday, April 21, 2026
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Chuck, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the quarter ended March 31, 2026. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' first quarter 2026 earnings release and earnings conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 15-20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Chuck. Good morning, everyone, and thank you for joining our call today.

Earlier this morning, we announced that we entered into an agreement to merge with Citizens National Corporation. Citizens has approximately $700 million in assets and operates 12 branches in eight counties in Kentucky. We expect to close the merger in the second half of 2026. We are excited about this partnership, which expands our presence in Kentucky markets that both overlap and complement our existing footprint. Citizens is a deposit-rich franchise that shares a similar philosophy in serving the needs of clients and communities. We look forward to welcoming their shareholders, employees, and clients to become part of the Peoples team.

We believe this merger will improve shareholder value and benefit associates of both Citizens and Peoples while offering clients of Citizens more diversified products. I will go into more details on the planned merger later in the call, and you can refer to our accompanying slides for additional details.

Now I would like to highlight our results issued this morning.

We reported diluted earnings per share of $0.81 for the first quarter. Our results included several improvements compared to the linked quarter. For the first quarter, our net interest margin expanded 4 basis points driven by lower deposit costs. We had a $400,000 increase in fee-based income. We had loan growth of $13 million when we had originally anticipated loan growth to be flat due to expected paydowns during the first quarter. Our non-performing loans and delinquency levels improved, while we also experienced reductions in our criticized and classified loan balances.

Our non-interest bearing deposits grew over $41 million, or 3 percent. Our loan-to-deposit ratio improved to 88.5 percent. Our tangible equity-to-tangible assets ratio increased 12 basis points to 8.91 percent.

Our book value per share grew 1 percent on an annualized basis compared to year-end, while our tangible book value per share improved 3 percent on an annualized basis. All of our regulatory capital ratios improved, and our diluted EPS of $0.81 exceeded consensus analyst estimates of $0.80.
As we've noted previously, we typically have annual first quarter one-time expenses that occur, which include stock-based compensation expense related to the annual forfeiture rate true-up on stock vested during the first quarter, along with upfront expense on stock grants to retirement-eligible employees, which combined for a total of $764,000 and negatively impacted diluted EPS by $0.02 per share, and employer health savings account contributions of $689,000 which reduced diluted EPS by $0.02 per share.

For the first quarter, our provision for credit losses totaled $9.7 million, increasing our allowance for credit losses as a percent of total loans to 1.16 percent from 1.12 percent at year-end. Our provision for credit losses for the quarter was driven by a deterioration in macroeconomic conditions used within our models and is not indicative of issues we are seeing within our portfolio. However, we are cautious and disciplined within our underwriting and portfolio management as we assess the impact of the Iran conflict on oil prices and inflationary pressure on prospects and existing clients.

Our annualized quarterly net charge-off rate improved to 40 basis points compared to 44 basis points for the linked quarter. Our small ticket lease charge-offs totalled $3.8 million for the first quarter and contributed 23 basis points of our annualized quarterly net charge-off rate. While we experienced a reduction in our net charge-offs for the first quarter from a dollar perspective, we do anticipate our second quarter net charge-offs to be consistent with recent quarters. We continue to project that the net charge-offs will come down in the second half of 2026 compared to recent quarterly levels.

We continue to reduce the size of our high balance accounts in our small ticket leasing business, which totalled around $9 million at March 31, down from nearly $13 million at year-end. For more information on our small ticket leasing business and related net charge-offs, please refer to our accompanying slides.

Our non-performing loans declined over $3 million compared to the linked quarter, mostly due to reductions in several categories of loans 90-plus days past due and accruing. We also had improvements in our criticized loans, which were down $12 million compared to the linked quarter end, and our classified loans were down $5 million. On March 31, our criticized loan balances as a percent of total loans improved to 3.31 percent, while our classified loans as a percent of total loans declined to 2.1 percent. Our delinquency levels improved, and at March 31, 98.9 percent of our loan portfolio was considered current compared to 98.6 percent at year-end.

Moving on to loan balances, we generated loan growth of $13 million. We had significant commercial and industrial loan growth of over $111 million, which was partially offset by reductions in construction and commercial real estate loans of about $55 million combined. We also had declines in premium finance and leases of $24 million and $15 million, respectively.

We experienced some of the payoffs we had anticipated for the first quarter, however, some of those migrated to the second quarter.

I will now turn the call over to Katie for a discussion of our financial performance.
Katie Bailey:

Thanks, Tyler.

Our net interest income declined $629,000 compared to the linked quarter, while our net interest margin expanded 4 basis points. Most of the reduction in net interest income was driven by declines in accretion income, which totalled $1.3 million compared to $1.8 million for the fourth quarter, contributing 6 basis points and 8 basis points, respectively. We had two fewer days in the first quarter than in the fourth quarter, which also contributed to the decline in net interest income. The improvement in our net interest margin was partially driven by a 12 basis point reduction in our core deposit costs, which exclude brokered CDs. We also had a decrease in our brokered CD position, which helped to increase our net interest margin. From a total balance sheet perspective, we have worked to minimize our interest rate risk exposure and are in a relatively neutral interest rate risk position.

As it relates to our fee-based income, we had growth of $400,000 compared to the linked quarter. We recognized $1.2 million related to our annual performance-based insurance commission, which we typically receive in the first quarter of each year. This income was partially offset by lower electronic banking income and deposit account service charges, which are seasonally higher in the fourth quarter of each year.

Our non-interest expenses were up $341,000 compared to the linked quarter. As Tyler mentioned, we typically recognize additional employee-related expense during the first quarter of each year, which drove the increase compared to the fourth quarter. If you exclude our additional one-time expenses from the first quarter, our non-interest expense is actually down compared to the fourth quarter.

Our reported efficiency ratio was 58.6 percent for the first quarter and 57.8 percent for the linked quarter. The increase in our ratio was driven by the one-time expenses from the first quarter, coupled with lower accretion income.

Looking at our balance sheet at quarter end, our loan-to-deposit ratio improved to 88.5 percent compared to 88.8 percent at year-end, as our influx of deposits outpaced our loan growth for the first quarter.

Our investment portfolio as a percent of total assets declined slightly to 20.3 percent at March 31, compared to 20.5 percent at year end.

Our core deposit balances, which exclude brokered CDs, increased $192 million compared to the linked quarter end. This improvement was due to $102 million of governmental deposit growth, coupled with an increase of $41 million in non-interest bearing deposits. This growth was partially offset by $154 million of declines in our brokered CDs as we reduced our position, opting for lower short-term borrowing rates as a funding source. As a note, our governmental deposits are seasonally higher in the first quarter of each year, so we anticipate seeing some of that money flow out in the second quarter.

Our demand deposits as a percent of total deposits were flat at 35 percent for both quarter end and year-end. Our non-interest bearing deposits to total deposits grew to 21 percent at March 31, compared to 20 percent at year-end.

Moving on to our capital position, all of our regulatory capital ratios improved compared to the linked quarter end. Our tangible equities to tangible assets ratio improved 12 basis points to 8.9 percent at quarter end, compared to 8.8 percent at year-end. Our book value per share grew to $33.85, while our tangible book value per share improved to $22.95, or 3 percent annualized.

We increased our quarterly dividend rate for the 11th consecutive year to $0.42 per share. This results in an annualized dividend yield of 4.84 percent.

Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie.

Looking to our results for the full year of 2026, we expect the following, which excludes the impact of non-core expenses and the proposed merger.

We expect to achieve positive operating leverage for 2026 compared to 2025.

We anticipate our net interest margin will be between 4 and 4.2 percent for the full year of 2026, which includes one 25 basis point rate cut. Each incremental 25 basis point reduction in rates from the Federal Reserve is expected to result in a 3 to 4 basis point decline in our net interest margin for the full year, while similar increases would have a 3 to 4 basis point improvement in our net interest margin.

We believe our quarterly fee-based income will range between $28 and $30 million.

We expect quarterly total non-interest expense to be between $73 million and $75 million for the remaining quarterly periods of 2026.

We believe our loan growth will come in towards the low end of our guided range of 3 to 5 percent due to the movement of paydowns from late 2025 to 2026, coupled with the macro environment changes that occurred in the first quarter.

We anticipate a slight reduction in our net charge-offs for 2026 compared to 2025, which we expect to positively impact provision for credit losses, excluding any changes in the economic forecast.
As far as our proposed merger, we find the Citizens merger attractive for many reasons. While we have talked more frequently about large deals to cross $10 billion, we have consistently sought opportunities for depth and efficiency in our existing markets. This opportunity with Citizens meets all those other criteria, while retaining the strategic flexibility to organically stay under $10 billion, as well as pursue additional merger and acquisition opportunities. Citizens has high-quality, low-cost deposits and an attractively low loan-to-deposit ratio. This merger will give us increased efficiency in markets where we already have a meaningful presence. Our diversified products and services will allow us to expand offerings to the Citizens clients to engage them in a more robust overall financial experience, while giving our existing clients more access to convenient locations. We look forward to welcoming the Citizens associates into our organization, and allowing them to continue to deliver high-quality service to their clients, while giving their clients the opportunity to work with our other lines of business in fulfilling their needs.

This transaction is valued at approximately $77 million, with shareholders of Citizens receiving 2.1 shares of Peoples’ stock and $8 in cash for each share of Citizens stock. The merger is priced attractively for our shareholders, with an expected tangible book value earn-back period of less than one year.

As far as assumptions, we anticipate realizing 40 percent cost savings associated with this transaction, which should improve our combined efficiency ratio. We expect the transaction to be accretive to our 2027 EPS by $0.20. We also anticipate that our regulatory capital ratios will improve at the close of the merger based on pro forma results. We have included additional details regarding the proposed merger within our accompanying slides.

The Citizens merger transaction is subject to the satisfaction of customary closing conditions, including regulatory and shareholder approvals.

Last quarter, we provided clarity as to our anticipated crossing of $10 billion in assets. We said that absent actions taken, we would cross that mark in 2027. This remains the case, and we also continue to retain some flexibility to remain under $10 billion for a period of time using the levers we described last quarter, including flexibility in our investment portfolio beyond proposed actions taken related to the merger.

Going forward, we will continue to consider all viable paths. These include a larger bank acquisition in the $2 to $5 billion asset range as our primary priority. We additionally see a path where we do more small deals given the larger number of available partners at that level and the potential for efficiencies as seen in our recently announced deal. Additionally, we believe the current regulatory environment is generally favourable to bank mergers and acquisitions, giving opportunities for multiple deals which our team is capable of pursuing and executing.
Finally, we will weigh the trade-offs of crossing $10 billion organically in the future and the negative impact of the Durbin Amendment. Ultimately, we acknowledge some uncertainty is inherent in our share price and has been noted by us, our analysts, and our shareholders. Crossing $10 billion in any of these described manners could serve to provide strategic clarity.

We continue to strive to increase shareholder value by producing stable and reliable financial results, being mindful with our strategic and organic growth, while giving our clients a robust financial offering. We will always work to make decisions that are in the best interests of our shareholders, associates, and clients.

This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox, and joining me for the Q&A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Questions and Answers

Operator:
We will now begin the question-and-answer session. (Operator Instructions). Our first question for today will come from Jeff Rulis with DA Davidson. Please go ahead.

Ryan Payne:
Good morning. This is Ryan Payne on for Jeff Rulis. If we could start with how the deal came to be and overall your relationship with the bank.

Tyler Wilcox:
Yes, thanks. Appreciate the question.

In 2018, we did the first Commonwealth acquisition, which was headquartered very close in proximity geographically. That represented our kind of first of multiple expansions into Kentucky. Even at that time, we looked around those markets, saw the attractive cost of deposits, saw the kind of like-minded associates and communities where we can make a difference and, frankly, have had an interest in this franchise ever since then.

So, we've been watching and waiting for some number of years. They've been a good performing bank and have been committed to independence, and given their recent decision to proceed with exploring a sale, we found that I think we were great partners for each other and it came together nicely because of that fit, because of that overlap, and because of that long-term interest that we had.

Ryan Payne:
Okay, great. I appreciate the NIM guide for the full year. But looking ahead with the transaction, where could we see the margin shaking out kind of post the planned security sales and borrowing paydowns?

Kathryn Bailey:
I think there's obviously upward trajectory to that number. I think ‘26, it's going to be impacted, but not until the later part of the year. So, I think when we look at ‘27 on a more full-year basis, I think there's a 15 to 20 basis point opportunity to our standalone guide on the margin side.

Ryan Payne:
Got it. Last one for me. With the 40 percent cost savings, what's built into that number? Is that more so back office and systems? And do you have estimates on timing of those cost saves?

Tyler Wilcox:
I'll address the timing first. We expect about 50 percent of that cost savings to be effectuated within 2026 and the remainder within the beginning of 2027.

As to kind of the mix of that, it's a combination of everything. There's contracts, there's duplicate locations, there's staffing and so forth. So, it's the usual mix of efficiencies gained from the two organizations combining.

Operator:
Your next question will come from Tim Switzer with KBW. Please go ahead.

Tim Switzer:
Congrats on the deal. One quick one, and I'm sorry if you guys already said this, but any more colour you can provide on the timing of the deal close? Are we thinking end of Q4, beginning Q4? Q3? Just trying to get a better idea for the model.

Tyler Wilcox:
Probably right near the ending of Q3/beginning of Q4 for a closing, and then we expect conversion in kind of the second quarter sometime of next year.

Tim Switzer:
Got it. Okay. Does the Citizens acquisition, does that preclude you at all from announcing another merger before closing, or do you think you still have the capability to do that if the right opportunity arrives?

Tyler Wilcox:
Given the right opportunity, we are ready, willing and able, and obviously continue long-term in many conversations. So, should any of those come to fruition, we would be ready to announce that and execute on it. This does not put us on the sidelines in any way, shape, or form.

Tim Switzer:
Okay, that's great to hear. My guess would be no, just given the size, but does this acquisition alter your criteria on the type of bank you'd like to acquire? The size of bank, your strategy or approach to that as you cross $10 billions.

Tyler Wilcox:
You know, it doesn't. I think like I said in the prepared remarks, although we've talked probably more frequently about our number one choice being a single large acquisition, we've left open that possibility, especially kind of in the last year given the regulatory favourability to time to close and those types of things that we've seen in other transactions out there in the world. We see that and noticed it, and then if we find something that's very attractive in the $1 billion range, maybe a little bit more, maybe a little bit less, that has a lot of the metrics that are attractive for our shareholders like this one is, we would absolutely pursue that and then be on the train to continue that over time and continue to be open in that scenario to larger or smaller deals going forward.

Tim Switzer:
Got you. Very helpful. Thank you, Tyler.

Tyler Wilcox:
Thank you.

Kathryn Bailey:
Thanks, Tim.

Operator:
Your next question will come from Brendan Nosal with Hovde. Please go ahead.

Brendan Nosal:
Hey, good morning, folks. Hope you're doing well.
Tyler Wilcox:
Good morning.

Kathryn Bailey:
Good morning.

Brendan Nosal:
If I look at Slide 22, just the actions that you plan on taking around the $10 billion threshold, are those contemplated in the deal accretion of 5.6 percent or would that be further accretive, just kind of given where securities roll off versus where the borrowing costs are?

Kathryn Bailey:
Sorry, I'm getting to your slide. So, the transaction—the selling of the securities is contemplated in the metrics that we noted related to the deal. But any further action outside of selling part of their securities or their securities portfolio and part of ours is not contemplated in the deal.

Brendan Nosal:
Sorry, say that again, Katie. What is included in the deal accretion you provide and what isn't?

Kathryn Bailey:
Included is the selling of about $300 million of our securities and their securities portfolio. So, the $560 million noted on Slide 22 is contemplated or is included in the deal math that we articulated.

Brendan Nosal:
Okay. All right. Thank you. That's helpful.

Maybe turning to expenses, even with the seasonally higher items that tend to hit in the first quarter, I thought expenses were really well contained, but it looks like you did increase the expected run rate for the final three quarters of the year. Is this just a timing difference for when you realize certain things or is there maybe something else worth pointing out?

Kathryn Bailey:
The one thing I would point out is it's mostly impacted by operating lease expense, which has corresponding revenue associated with it from our Vantage leasing operations. So, it's positive to pre-tax earnings, but it does increase the expense base and that's what's driving that increase in the guide. And there's revenue on the other side, like I said, but that revenue side stayed within our guide, previous guide.

Brendan Nosal:
Got it. Okay. I'm going to sneak one more in here. Just on the loan mark for Citizens, 4 percent loan mark feels, I guess somewhat heavy from the current credit environment. Was there anything particular that drove the mark at that level? Whether it's a specific portfolio or something you saw in the diligence performance—sorry, in the diligence process that might not be super obvious to those of us on the outside.

Tyler Wilcox:
I would agree with you that especially their reported metrics, which we found, you know, to be validated, they had very few charge-offs. I'd say one, it's a very small denominator, so one or two loans can significantly move that a little bit. As we did our analysis, they had, one or two very small emerging loan situations that we wanted to take a cautious approach to and ensure that we were fully reserved for, so there is no systematic issue. We're very satisfied with the credit, but that one or two relationships is what drove—a reasonable size for them is what drove that mark.

Brendan Nosal:
Okay. All right. That's helpful colour, Tyler. Thanks for taking the questions.

Tyler Wilcox:
Thank you.

Kathryn Bailey:
Thank you.

Operator:
Your next question will come from Adam Kroll with Piper Sandler. Please go ahead.

Adam Kroll:
Hi, I'm on for Nate Race. Good morning, and thanks for taking the questions.

Tyler Wilcox:
Good morning.

Kathryn Bailey:
Good morning, Adam.

Adam Kroll:
Maybe a question for Katie. You had some really nice reductions in funding costs during the quarter. Are you still seeing opportunities to reduce deposit costs, even with the Fed on hold?

Kathryn Bailey:
We continually evaluate. I think we meet at least twice a month and more regularly offline to evaluate pricing and compare our pricing competitively as well as the balances that we're seeing in our portfolio. We have continued to remain strategic and opportunistic as it relates to the deposit costs and most notably the retail CD product.

Adam Kroll:
Got it. Maybe switching to the loan growth guide for the year, just given some of the commentary in the deck on the macro environment changes, I was just wondering if you could provide some colour, if you're seeing that come through in the pipeline or hearing some of your borrowers pausing on projects, or is it more just being conservative?

Tyler Wilcox:
I'll start by saying it's generally more being conservative. When we look at, you know, kind of the pressures on our net loan growth, it's really about the payoff activity. For context we have, we expect a little over $400 million in payoffs for the full year. The vast majority—about 380 million of that, we expect in the first half, just to give you an idea of kind of where we're coming from there.

Our commentary about the macro environment, we still continue to see really robust, as shows in our results, C&I loan demand. Maybe a tinge down in the CRE project funding and sourcing, but still experienced growth there.

Then finally, I would say maybe in the consumer side, we're seeing a little bit more slowdown, particularly in kind of our indirect and residential as interest rates remain high and affordability, for example, in the auto industry, I think we've all seen the headlines around the average auto price hitting $50,000. So I think rising fuel costs and some of those things are impacting the consumer demand a little bit more than the commercial demand.

Adam Kroll:
Got it. Really appreciate the colour, Tyler.

Maybe just last one on credit, on the North Star portfolio specifically. I was wondering if you had the charge-off contribution specifically from the high balance accounts during the quarter?

Tyler Wilcox:
Let's see. The high balance accounts as a percentage of the charge-offs, they were about—in this quarter, they were about $1.15 million of the $3.8 million of the charge-offs within that business. So about 30 percent.

Adam Kroll:
Okay, got it. Thanks for taking my questions.

Tyler Wilcox:
Thank you.

Kathryn Bailey:
Thanks, Adam.

Operator:
Your next question will come from Daniel Tamayo with Raymond James. Please go ahead.

Daniel Tamayo:
Thank you. Good morning, Tyler. Good morning, Katie.

Tyler Wilcox:
Good morning, Danny.

Daniel Tamayo:
I'm going to dig a little bit more into the size of the deal. I know you've made comments in the prepared remarks and then answered a question on it, but you've obviously been looking for a deal for a while and then this one comes along and it's significantly smaller I think than what we were potentially looking for, which I don't think is a bad thing. Is it fair to say—I mean, I think you said it, but is it fair to say that the $2 billion to $5 billion deal that checks all the boxes is much harder to find maybe than you were anticipating, and the more likely path, or at least the easier-to-see path over the next few years is you do a number of these smaller deals to find your way over $10 billion?

Tyler Wilcox:
Just playing the odds, Danny, one, I would say the old saying, the neighbor's farm only goes on sale once a generation, right? And so, I hope everybody realizes this is a deal that, because it became available now, we felt like we had to be opportunistic and seize on it. But if you're just—going back, if you're just playing the numbers, there are literally hundreds of banks that fit within the kind of billion-dollar range, and there's a much smaller number in the $2 to $5 billion range. So, you know, strategically and execution-wise, it is, for all the reasons we've said all along, it is much more preferable to, you know, grab that $3 or $4 billion bank. But there's just fewer.

I would say I'm still as optimistic as I have been, because we continue to have conversations with banks that are in that space, whether those materialize in two quarters or two years, I can't say right now. But I am optimistic enough to continue to talk publicly here about that being something that we see as a viable path.

But just given the numbers and given the favourable regulatory environment and given our ability to execute on that, I wouldn't say it's more likely that we'll do a smaller deal, but it maybe is as likely. And we're ready, willing, and able because, again, those who have followed us for a while like you have remember the four deals in four quarters. I'm not announcing that, to be very clear, but our team is capable of that and so we see it as a viable path.

Daniel Tamayo:
Okay, that's great. Thanks, Tyler.

Anything else in the loan book or business-wise that you think you are interested in getting out of or selling from their balance sheet?

Tyler Wilcox:
No, they have a very—their balance sheet and their loan portfolio is very much in line with what you look at First Commonwealth Bank, you look at Premier, you look at—although I would say it's maybe higher quality than some that we've looked at in the past, so there's nothing that we're going to wholesale, walk away from. We'll work with those clients and we're looking forward to that. It's in, again, communities we know. There are many loans that we had at some point that they picked up and vice versa. That’s the good of being in markets that we are highly familiar with.

Daniel Tamayo:
Okay. So the way to think about the net add from a balance sheet perspective is kind of their balance sheet that they're bringing on minus the 560 securities. I mean, that's kind of the way to think about it before any growth, obviously, and maybe some runoff. But that's a kind of fair way to start, fair place to start.

Tyler Wilcox:
Yes, that's fair. I think their loan portfolio is about $350 million CRE and one to four family. It’s just very, very community bank. No surprises. Some C stores, some hotels, all things we're familiar with.

Daniel Tamayo:
Okay. And sorry, some cleanup items here.

Katie, the 15 to 20 basis points of NIM expansion that you talked about, how much of that is accretion do you think?

Kathryn Bailey:
A couple basis points. It's not a significant contributor to the margin impact. I think the more significant margin benefit is coming from the reduction of low yielding securities and the paydown of higher cost overnight wholesale funding.

Daniel Tamayo:

Got it. Okay. I don't want to take everybody's questions. I'm not sure if I'm the last one or not. If I'm not, let me know and I'll jump off.

Tyler Wilcox:
There's still a few more behind you, but that's okay.

Daniel Tamayo:
Go ahead. I'll drop off and if it doesn't get asked, I'll get back on. Thank you.

Tyler Wilcox:
All right. Thanks.

Operator:
The next question will come from Matthew Breese with Stephens Inc. Please go ahead.

Matthew Breese:
Hey, good morning.

Tyler Wilcox:
Good morning.

Matthew Breese:
Maybe just to start, what is the current Durbin-related revenue risk upon crossing $10 billion?

Tyler Wilcox:
It's about $10 million pre-tax before this deal.

Matthew Breese:
Okay. Is there any incremental expenses or you've kind of already checked out that box?

Tyler Wilcox:
No, we have our expenses baked in. We are ready to cross and there won't be a negative dividend to that on expenses for us.

Matthew Breese:
Okay. And Katie, I think you'd mentioned just kind of the remixing or the repricing of securities. Could you give us some sense for expected cash flows the rest of the year in the securities book and kind of the roll-on/roll-off dynamics within that?

Kathryn Bailey:
On a standalone basis for our portfolio it still remains in that $15 to $20 million a month of cash flow that we receive.

Matthew Breese:
Do you know what the yield is on cash flows?

Kathryn Bailey:
I would guess somewhere in the range of 350.

Matthew Breese:
Okay. And you're putting it back on 100 to 150 bps better?

Kathryn Bailey:
Sometimes. It just depends where we are with loan growth, where we are on the funding side. But yes, if we're reinvesting it, I think your number is correct. Maybe up to 5, depending where we are in the cycle of the market.

Matthew Breese:
Okay. Do you have the—I think you said it's just a couple of bps from accretion from the deal. Is that right? Right out of the gate?

Kathryn Bailey:
Correct.

Matthew Breese:
All right. That's all I had. Thanks for taking my questions.

Tyler Wilcox:
Thank you.

Kathryn Bailey:
Thank you.

Operator:
The next question is a follow-up from Adam Kroll with Piper Sandler. Please go ahead.

Adam Kroll:
Hi. Just a follow-up for me, maybe for Katie. I'd be curious, just what are new loans coming on the portfolio at, and more broadly, what you're seeing from a competition perspective. And maybe just remind us what you have in terms of fixed rate loans repricing over the next year or so.

Kathryn Bailey:
Sure. So the rate that's coming on, as you might imagine, it varies meaningfully across all the portfolios that we have on the lending side. But I would say it's somewhere between 7 and 7.25.

Then as far as fixed versus variable, it's about 50/50. I think we're slightly—it might be 55 percent variable and 45 percent fixed as we sit here today. I can't remember if there was another component to your question, and if so, please feel free to re-ask.

Adam Kroll:
Just in terms of, you know, fixed rate loans, maybe repricing higher over the next 12 months or so, that could be kind of a tailwind to yield?

Kathryn Bailey:
Yes, I think that's correct.

The other thing I've highlighted the last few quarters is the production in our North Star Leasing portfolio has been depressed, or lower than we had historically seen, given the activities on the credit side that we've articulated the last few quarters. I think to the extent we start to see that production ramp back up, in the credit box that we've articulated very clearly, there's I think meaningful opportunity to the margin, given those are coming in somewhere between 18 percent and 20 percent from a rate perspective on new origination.

Tyler Wilcox:
And we expect that ramp up to kind of, as we've added as we've talked about new management there, you know, kind of towards the end of this year, beginning of next year, is when you'll see that begin to make an impact.

Adam Kroll:
Got it. Really appreciate the colour, there.
Tyler Wilcox:
Thank you.

Kathryn Bailey:
Thank you.

Operator:
The next question is a follow-up from Brendan Nosal with Hovde. Please go ahead.

Brendan Nosal:
Hey guys, not to beat a dead horse on kind of the merger assumptions, but Katie said the security sales were contemplated in the 5.6 percent EPS accretion. Does that also include the impact of the borrowing reduction?

Kathryn Bailey:
Yes. Yes. That whole balance sheet trade right there is included.

Brendan Nosal:
Okay. Perfect. And then one other from me, just on North Star. I get the work you've done on kind of the high balance stuff, but given that two-thirds of the charge-offs from North Star are coming from outside of that particular sleeve, is there anything else—any other actions you need to contemplate to get, you know, the loss content in that book where you need to, or is the high balance activities sufficient in your view?

Tyler Wilcox:
No, there is action taking. We talk about the high balance quite a bit because it's a quantifiable portfolio that we haven't originated for well over a year now, and we want to make clear that that's not going to be a recurring issue.

As to the rest of it, one, the denominator has continued to shrink, and that's, as Katie just acknowledged, and that's by design. And so the charge-off rate is a bit higher than we would like, but historically we'd like to get back to that 4 percent to 6 percent charge-off rate. If we turn that portfolio around to growth and originate what we will be seeing that's not high balance and that is of the quality that will deliver that 4 percent to 6 percent charge-off ratio, we feel good about where the credit target is. I think we're right over the target that we want to be at, and it's just going to take a while for that rate to normalize as the portfolio begins to grow again.

But some of that is non-high balance is related to the 2022/2023 vintages. But, you know, with what we've been putting on the books and in this new credit regime over the last year, we have a high degree of confidence that we have it under control. And it's a viable business that we're pretty excited about for the reasons that Katie articulated in the future.

Brendan Nosal:
Okay, fantastic. Thank you for taking the follow-ups.

Tyler Wilcox:
Thank you.

Kathryn Bailey:
Thanks.

Operator:
Your next question will come from Daniel Cardenas with Brean Capital. Please go ahead.

Daniel Cardenas:
Good morning, guys.

Tyler Wilcox:
Hey, Dan.

Daniel Cardenas:
Congrats on the deal.

Just absent the transaction itself, maybe if you could—and I apologize if I missed this, I’ve been jumping around here—but could you maybe give us some colour on competitive factors on the deposit side? Are those beginning to pick up in your footprint, or are they still rather manageable at the moment?

Tyler Wilcox:
I would say it's manageable. Katie talked a little bit about our regular pricing committee where we do kind of evaluations of our extensive geography, and there's always some outlier players, often smaller banks or credit unions. But we're able to maintain where we want to be from a macro, but we don't—as we shared, I think, last quarter, we don't chase stupid. It's that technical banking term, but we really value our margins so we don't price to the lowest common denominator. There’s not a lot of—we're competing largely against rational actors in the community bank and larger regional space.

Daniel Cardenas:
Perfect. All my other questions have been asked and answered. Thank you.

Tyler Wilcox:
Thank you.

Kathryn Bailey:
Thanks, Dan.

Operator:
The next question is a follow-up from Daniel Tamayo with Raymond James. Please go ahead.

Daniel Tamayo:
Thanks, guys. Super quick one. The Durbin hit of $10 million, I think you said was before the deal. I imagine it's really small, but do you have a sense for what Citizens would add to that?

Tyler Wilcox:
It's about a million dollars, Danny.

Daniel Tamayo:
Great. Okay. Thanks. That's all I had.

Tyler Wilcox:
Thank you.

Operator:
This will conclude our question-and-answer session. I would like to turn the conference back over to Mr. Wilcox for any closing remarks.

Tyler Wilcox:
I want to thank everybody for joining our call this morning. Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbankcorp.com under the Investor Relations section.

Thank you for your time and have a great day.

Operator:
The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.